Exhibit 21.1

List of Subsidiaries of Global Backbone Technology, Ltd

Name of Subsidiaries	Jurisdiction
Floade Technology Company Limited	Hong Kong
Zhengzhou Feizhiyue Auto Sales Co., Ltd	The People’s Republic of China